Exhibit 10.1

        Confidential Severance Agreement and Release of Claims dated April 10, 2006

Exhibit 10.1

CONFIDENTIAL SEVERANCE AGREEMENT AND RELEASE OF CLAIMS

        This Agreement is made and entered into by and between Independence Bancshares, Inc., Independence National Bank, and Susan B. Hoag.

        The parties acknowledge the following:

        Ms. Hoag refers to Susan B. Hoag.

        “Independence Bancshares, Inc.” and “the Company” refer to Independence Bancshares, Inc., and the officers, directors, shareholders, employees and agents of it. “Independence National Bank” and “the Bank” refer to Independence National Bank and the officers, directors, shareholders, employees, and agents of it. The term “Employer” as used herein shall refer collectively to the Company and the Bank, including their officers, directors, shareholders, employees, and agents.

        On January 10, 2005, Ms. Hoag and Independence Bancshares, Inc. entered into an “Employment Agreement” governing the relationship between the parties. Upon completion of the organization of the Bank, the Bank became a party to the Employment Agreement.

        Effective March 13, 2006 (the “Effective Date”), the employment relationship between Ms. Hoag and Employer was terminated by Employer pursuant to Section 4(e) of the Employment Agreement. Section 4(e) of the Employment Agreement provides for the payment of severance compensation for a period of six (6) months following termination of employment. Section 9 of the Employment Agreement contains Restrictive Covenants which prohibit Ms. Hoag from engaging in certain competitive activities for a period of twelve (12) months following termination of employment. Ms. Hoag desires to receive severance pay during the term of the Restrictive Covenants described in Section 9. Employer is willing to provide additional pay and benefits and to reduce the term of the Restrictive Covenants in exchange for Ms. Hoag’s promises as set forth herein.

        Therefore, in consideration of the mutual covenants and promises set forth in this Agreement, the receipt and sufficiency of which are acknowledged, Ms. Hoag and Employer agree as follows:

        1.     Termination of Employment Relationship

        Upon the Effective Date, Ms. Hoag ceased performing services for Employer, and her status as an officer and an employee of Employer was terminated. The parties agree that the “Term” of the Employment Agreement terminated as of the Effective Date.

        2.     Compensation and Benefits Under Employment Agreement

        Pursuant to the terms of the Employment Agreement, Employer shall provide Ms. Hoag the payments and benefits set forth below:

a.     Severance Payments – Employer will pay to Ms. Hoag an amount equal to her base monthly salary less deductions for applicable federal and state taxes and withholdings for a period of six (6) months following the Effective Date. Ms. Hoag will receive this amount retroactive to March 13, 2006 and continuing for a period of six (6) months through September 12, 2006. Ms. Hoag will receive these payments in accordance with Employer’s normal payroll practices.

b.     Vacation Pay — Employer shall pay Ms. Hoag accrued but unused vacation pay through the Effective Date in accordance with the Bank’s policies and/or procedures governing vacation pay.

c.     Normal Plan Benefits – Except as otherwise provided herein, or pursuant to the terms of the applicable plan, Ms. Hoag ceased to be a participant in and will no longer have any coverage or entitlement to benefits, accruals, payments, awards, or contributions under any of Employer’s retirement, welfare, health, stock option, or other plans upon the Effective Date. Ms. Hoag agrees that the payments made to her by Employer pursuant to this Agreement do not constitute compensation for purposes of calculating the amount of benefits Ms. Hoag may be entitled to under the terms of any benefit plan of Employer.

        3.     Additional Compensation and Consideration

        As additional and independent valuable consideration for each and all of the obligations and promises of Ms. Hoag as set forth in this Agreement, Employer agrees to the following:

a.     Additional Severance Payments – Beginning September 13, 2006, Employer will pay to Ms. Hoag an amount equal to fifty percent (50%) of her base monthly salary less deductions for applicable federal and state taxes and withholdings for a period of three (3) months, ending December 12, 2006. Ms. Hoag will receive these payments in accordance with Employer’s normal payroll practices. The parties agree that if Ms. Hoag is employed on September 12, 2006, or obtains employment thereafter, at any time prior to December 12, 2006, she will be ineligible for the severance payments described in this Section 3a that accrue after the date she obtains such employment.

b.     Payment of Health and Dental Premiums — Employer’s termination of Ms. Hoag’s Employment Agreement ended her eligibility for coverage under Employer’s group health plan (including Employer’s dental plan). Ms. Hoag may be eligible to continue coverage under Employer’s group health plan at her own expense. Following Ms. Hoag’s termination, the plan administrator will notify Ms. Hoag about her rights to continue health coverage under

Employer’s group plan, and the terms for such continuation coverage. The rights of Ms. Hoag with respect to electing continuation coverage are governed by the documents governing Employer’s plans and applicable state and/or federal law, and nothing in this Agreement either expands or restricts those rights in any way.

        If Ms. Hoag elects continuation coverage under Employer’s health plan or purchases an individual health insurance policy, Employer agrees to pay Ms. Hoag’s applicable monthly premium (up to a maximum of $350.00 per month) for such coverage until the earlier of December 31, 2006 or the date Ms. Hoag obtains or is eligible for coverage under an insurance policy or plan for the payment of medical expenses for herself other than a policy or plan paid for in full by Ms. Hoag. Employer will deduct from Ms. Hoag’s severance payments the premium co-pay which Ms. Hoag paid for group health/dental coverage as of the Effective Date.

c.     Attorneys’ Fees – Upon receipt of an invoice from Brown & Mooneyham, LLP, Employer agrees to pay up to Five Thousand and 00/100 ($5,000.00) for attorneys’ fees incurred in connection with the review of Ms. Hoag’s Employment Agreement and negotiation of this Severance Agreement and related legal issues.

d.     Reduction of Restrictive Covenants – Employer agrees to reduce the duration of the Restrictive Covenants set forth in Section 9 of the Employment Agreement so that Ms. Hoag shall no longer be bound by those provisions beyond January 10, 2007.

        4.     Legal Obligations

        Ms. Hoag acknowledges that Employer has no prior legal obligations to make the payments or to provide the benefits described in Section 3 above which are exchanged for the promises of Ms. Hoag set forth in this Agreement. It is specifically agreed that each of the payments and benefits described in Section 3 are valuable and sufficient consideration for each of the promises of Ms. Hoag set forth in this Agreement and are payments and benefits in addition to anything of value to which Ms. Hoag is otherwise entitled.

        5.     Release of Claims and Covenant Not to Sue

        In exchange for the additional consideration provided by Employer, as described in paragraph 3 of this Agreement, Ms. Hoag, on behalf of herself, her heirs, executors, administrators, personal representatives, and assigns, without any reservations whatsoever, forever releases, waives and discharges Employer from any and all actual or potential claims (including complaints, liabilities, obligations, promises, actions, causes of action, damages, costs, debts, and expenses) of any kind whether known or unknown, including but not limited to all claims in connection with her employment and the termination of her employment, and including without limitation, any claims for continued or future employment, and payment of any wages, salary, bonus or any other compensation or benefits, unless otherwise provided herein.

        Ms. Hoag agrees and promises not to commence any lawsuit against Employer arising out of or in any way related to her employment with Employer and the termination of her employment with Employer. This Release of Claims and Covenant Not to Sue includes, but is not limited to, a release of claims and covenant not to sue with respect to any and all claims under any applicable federal or state statute, regulation, executive order, or other law including, but not limited to those relating to employment, termination of employment, and employment discrimination, as well as any claims based on principles of equity, contract law or tort law including, but not limited to, claims for breach of express or implied contract, breach of any covenant of good faith and fair dealing, wrongful termination, termination in violation of public policy, intentional or negligent infliction of emotional distress, defamation, promissory estoppel, breach of fiduciary duty, negligent hiring, negligent retention, invasion of privacy, violation of S.C. Code Ann. § 41-10-10 et seq., and violation of S.C. Code Ann. § 16-17-560.

        Nothing in this Agreement is intended to or shall be construed to limit, or otherwise hinder, Ms. Hoag from making a claim or initiating a lawsuit for the sole purpose of enforcing her rights under this Agreement.

        6.     Restrictive Covenants and Other Obligations

        The parties agree that Section 5 – “Ownership of Work Product,” Section 6 – “Protection of Trade Secret,” Section 7 – “Protection of Confidential Information,” Section 8 – “Return of Materials,” Section 9 – “Restrictive Covenants,” Section 10 – “Independent Provisions,” Section 15 – “Enforcement,” Section 16 – “Savings Clause,” and Section 17 – “Definitions” of the Employment Agreement shall remain in full force and effect and Ms. Hoag agrees that she will perform her obligations under those sections and that those sections of the Employment Agreement are incorporated by reference as if set forth fully herein. Notwithstanding the foregoing, the parties agree that the term of the Restrictive Covenants in Section 9 of the Employment Agreement shall end on January 10, 2007.

        The parties agree that the restrictive covenants, and in particular, those set forth in Sections 6, 7, and 9 of the Employment Agreement, are an essential part of this Agreement and that if (1) Ms. Hoag initiates any legal or equitable proceeding challenging the validity or enforceability of any such covenant or portion thereof, or (2) a court of competent jurisdiction determines in any proceeding or order that any such covenant or portion thereof contained is invalid or unenforceable, then Employer’s obligations to pay any remaining severance payments or benefits to Ms. Hoag pursuant to Sections 2 and 3 above shall terminate immediately.

        Notwithstanding the foregoing, Ms. Hoag acknowledges and agrees that the restrictive covenants set forth in Sections 6, 7 and 9 of the Employment Agreement, and incorporated herein by reference are necessary for the protection of the goodwill of Employer. Ms. Hoag further acknowledges and agrees that the restrictions contained in Section 9 of the Employment Agreement are reasonably limited with respect to time, geographic scope, and the scope of activities restrained; are not unduly harsh and oppressive so as to deprive her of an opportunity to earn a living after the Effective Date; and are supported by independent valuable consideration.

        7.     Duty of Loyalty/Nondisparagement

        The parties shall not (except as required by law) communicate to anyone, whether by word or deed, whether directly or through any intermediary, and whether expressly or by suggestion or innuendo, any statement, whether characterized as one of fact or of opinion, that is intended to cause or that reasonably would be expected to cause any person to whom it is communicated to have a lowered opinion of the other party.

        8.     Confidentiality Of The Terms Of This Agreement

        Ms. Hoag agrees not to publicize or disclose the substance of the negotiations between the parties relating to this Agreement or the contents of this Agreement, beyond that disclosed by Employer in filings with the Securities Exchange Commission (SEC), except (i) to her immediate family; (ii) to her attorney(s) and accountant(s); (iii) as required by law; or (iv) as necessary to enforce the terms of this Agreement. Ms. Hoag further agrees that she will inform anyone to whom the terms of this Agreement are disclosed of the confidentiality requirements contained herein. Notwithstanding the foregoing, the parties agree that where business needs dictate, Ms. Hoag may disclose to a third party that she has entered into an agreement with Employer, which agreement contains restrictive covenants including a noncompetition provision and a nondisclosure provision, one or both of which prohibit her from performing certain services.

        Employer agrees not to disclose the substance of the negotiations between the parties relating to this Agreement or the contents of this Agreement, beyond that disclosed by Employer in filings with the SEC, except to its (i) officers and directors; (ii) attorneys; (iii) accountants; (iv) others whom Employer reasonably determines have a business need to know such information; (v) as required by law; (vi) or as necessary to enforce the terms of this Agreement.

        9.     Continued Cooperation

        Ms. Hoag agrees that she will cooperate fully with Employer in the future regarding any matters in which she was involved during the course of her employment, and in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of Employer. Ms. Hoag’s cooperation in connection with such matters, actions and claims shall include, without limitation, being available to meet with Employer’s officials regarding personnel or commercial matters in which she was involved; to prepare for any proceeding (including, without limitation, depositions, consultation, discovery or trial); to provide affidavits; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness in connection with any litigation or other legal proceeding affecting Employer. Ms. Hoag further agrees that should she be contacted (directly or indirectly) by any person or entity adverse to Employer, she shall within 48 hours notify the then-current President of Employer. Ms. Hoag shall be reimbursed for any reasonable costs and expenses incurred in connection with providing such cooperation.

        10.   Performance

        Employer’s obligation to perform under this Agreement is conditioned upon Ms. Hoag’s performance of her agreements and promises to Employer as set forth herein. In the event Ms. Hoag breaches any such agreements or promises or causes any such agreements or promises to be breached, Employer’s obligations to perform under this Agreement shall automatically terminate and Employer shall have no further obligation to Ms. Hoag.

        11.   Entire Agreement; Modification of Agreement

        This Agreement constitutes the entire understanding of the parties and supersedes all prior discussions, understandings, and agreements of every nature between them relating to the matters addressed herein. Accordingly, no representation, promise, or inducement not included or incorporated by reference in this Agreement shall be binding upon the parties. Ms. Hoag affirms that the only consideration for the signing of this Agreement are the terms set forth above and that no other promises or assurances of any kind have been made to her by Employer or any other entity or person as an inducement for her to sign this Agreement. This Agreement may not be changed orally, but only by an agreement in writing signed by the parties or their respective heirs, legal representatives, successors, and assigns.

        12.   Partial Invalidity

        The parties agree that the provisions of this Agreement and any paragraphs, subsections, sentences, or provisions thereof shall be deemed severable and that the invalidity or unenforceability of any paragraph, subsection, sentence, or provision shall not affect the validity or enforceability of the remainder of the Agreement.

        13.     Non-Waiver

        Failure of Employer to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights, or in any way affect the validity of this Agreement.

        14.   Successors and Assigns

        This Agreement shall inure to and be binding upon Employer and Ms. Hoag, their respective heirs, legal representatives, successors, and assigns.

        15.   Governing Law

        This Agreement shall be construed in accordance with the laws of the state of South Carolina without giving effect to the conflict of laws principles thereof. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in the State of South Carolina.

        16.   Headings

        The headings or titles of sections and subsections of this Agreement are for convenience and reference only and do not constitute a part of this Agreement.

        17.   Notice

        Any notice or communication required or permitted under this Agreement shall be made in writing and sent by certified mail, return receipt requested, addressed as follows:

If to Ms. Hoag:

10 Ben Street Greenville, SC 29601

If to the Company:

Mr. Charles D. Walters Independence Bancshares, Inc. P.O. Box 1776 Greenville, SC 29602

        Either party may provide a substitute address for notices or communications by giving notice of same to the other party as provided herein.

        18.   Acknowledgement of Understanding

        MS. HOAG AFFIRMS THAT SHE HAS CAREFULLY READ THIS ENTIRE AGREEMENT AND ATTESTS THAT SHE FULLY UNDERSTANDS THE EXTENT AND IMPORTANCE OF ITS PROVISIONS AND THAT SHE HAS BEEN AFFORDED THE OPPORTUNITY TO CONSIDER IT FOR A REASONABLE PERIOD OF TIME. MS. HOAG AFFIRMS THAT SHE HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT, THAT SHE IS FULLY COMPETENT TO EXECUTE THIS AGREEMENT AND THAT SHE DOES SO VOLUNTARILY AND WITHOUT ANY COERCION, UNDUE INFLUENCE, THREAT, OR INTIMIDATION OF ANY KIND OR NATURE.

As to Ms. Hoag:

April 7, 2006	/s/ Susan B. Hoag
Date	Susan B. Hoag

As to Independence Bancshares, Inc.

April 10, 2006	/s/ Charles D. Walters
Date	Charles D. Walters
Chairman